SINO FIBRE COMMUNICATIONS, INC.
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Tel: 212-907-6522
Fax: 917-368-8005

Sino Fibre Appoints New CEO

NEW YORK and Hong Kong, April 24, 2008 - Sino Fibre Communications, Inc. (OTCBB:SFBE), a broadband and value added Internet services provider, based in China, announced that the Board of Directors has replaced Chief Executive Officer Ben Yan with Daniel Mckinney, a Co-Founder of the Company.

Daniel Mckinney brings a wealth of experience to Sino Fibre nurturing numerous early stage and start-up companies as the Chief Executive Officer. Mckinney, based in Hong Kong, has been involved with both private and publicly held firms in Asia for the last 29 years. McKinney has an impressive record as a principal and founder of more than 20 businesses. He has led numerous technology transfer agreements in Asia in the fields of IT, technology, software, promotional exhibitions, jewelry and gems manufacturing, as well as construction and investment banking.

Mckinney's immediate goals for Sino Fibre are to complete the CASME joint venture transaction previously announced and the acquisition of the majority interest of a telecom company in China within the next 6 months as well as to complete all the financing requirements of Sino Fibre.

Mckinney commented: "Sino Fibre aims to be one of the premier telco companies operating in China. China's growth has been phenomenal and we believe, along with many others, that China is destined to become the world's largest telecoms market within the next 10 years."

About Sino Fibre Communications, Inc.

Established in May 2005, Sino Fibre Communications, Inc. is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and leasing services in China to all foreign telecommunications carriers and corporate users.

For more information about Sino Fibre Communications, Inc., please visit www.sinofibre.com.

The Sino Fibre Communications Corporate Logo is available at http://www.primenewswire.com/newsroom/prs/?kpgid_4102

This press release may contain, in addition, to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include, among others, general economic conditions, adverse industry events, industry and government regulation, inability to implement business strategies, competition, currency fluctuations and doing business in China (including risks relating to state ownership, government intervention, foreign investment, repatriation of profits, currency conversion, shareholders' rights, enforcement of judgments, legal system developments, protection of intellectual property rights, permits and business licenses, appropriation, tax, infrastructure and interest rate fluctuations). Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

Sino Fibre Communications, Inc.

Media Contact:
Daniel Mckinney
President and Chief Executive Officer
Tel: +852-3101-7366
Fax: +852-3101-7367
dan.mckinney@sinofibre.com

Investor Relations:
Dennis Burns
Tel: 419-951-4842
denny@nvestrain.com

www.NVESTrain.com